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                                                                 Exhibit 8(cccc)

                             SECOND AMENDMENT TO THE
                              JANUS INVESTMENT FUND
                 AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

This AMENDMENT is made this 2nd day of October, 2008, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust") and JANUS SERVICES LLC, a Delaware limited liability company ("JSLLC").

                                   WITNESSETH

          WHEREAS, the Trust and JSLLC are parties to an Amended and Restated Transfer Agent Agreement dated June 18, 2002, as amended (the "Agreement");

          WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

          WHEREAS, the parties have agreed to amend the Agreement to comply with the Federal Trade Commission's (FTC) "Identity Theft Red Flag and Notices of Address Discrepancy" provisions, more commonly known as the "Red Flag Rules," as may be amended from time to time, requiring the establishment of reasonable policies and procedures to implement guidelines to detect and prevent identity theft involving shareholders; and

          WHEREAS, the parties have obtained appropriate Trustee approval to amend the Agreement;

          NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

     1. Section 4(k) of the Agreement shall be deleted in its entirety and replaced with the following:

               "k. Undertaking certain anti-money laundering and identity theft prevention responsibilities as detailed in Janus' Anti-Money Laundering Program (including customer identification) and Janus' Identity Theft Prevention Program as approved by the Trustees pursuant to the USA PATRIOT Act and the Bank Secrecy Act, as amended (collectively, the "AML Acts"), and the Red Flag Rules, respectively.

                    (i) JSLLC shall perform the services necessary to ensure that the Trust is in compliance with the AML Acts including but not limited to implementing policies and procedures, screening for customer identification, maintaining books and records and responding to requests for information pursuant to AML Acts.

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                    (ii) JSLLC shall perform the services necessary to ensure
                         that the Trust is in compliance with the Red Flag Rules including but not limited to implementing and updating applicable policies and procedures, identifying patterns, practices or activities that indicate the possible existence of identity theft, and responding to and mitigating identity theft."

     2. Section 4(m) of the Agreement shall be deleted in its entirety and replaced with the following:

               "m. JSLLC shall create and maintain books and records as required for the Trust by the AML Acts and Red Flag Rules and make such books and records available for inspection to the FTC, U.S. Department of Treasury's Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the Red Flag Rules and AML Acts. JSLLC will notify the Trust of any such requests."

     3. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     4. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS SERVICES LLC                      JANUS INVESTMENT FUND


By: /s/ Gregory A. Frost                By: /s/ Stephanie Grauerholz-Lofton
    ---------------------------------       ------------------------------------
    Gregory A. Frost                        Stephanie Grauerholz-Lofton
    Senior Vice President and               Vice President and Secretary
    Chief Financial Officer